UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2007

Structured Products Corporation

(Exact name of registrant as specified in its charter) on behalf of

CorTS Trust for Weyerhaeuser Company Debentures

Delaware	001-32023	13-3692801
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

388 Greenwich Street New York, New York	10013	(212) 816-7496
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

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Section 8 - Other Events

Item 8.01 Other Events.

Weyerhaeuser Company, the issuer of the underlying securities owned by CorTS Trust for Weyerhaeuser Company Debentures (the “Trust”), has launched a limited tender offer to purchase selected securities in its debt portfolio, including the underlying securities owned by the Trust. The related trust agreement and warrant agreement provide that the trustee shall not consent to the tender offer without the unanimous consent of the Trust’s certificateholders and warrantholders. The trustee received an instruction from a warrantholder not to consent to the tender offer. As a result, the trustee shall not consent to the tender offer.

Weyerhaeuser Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For information on Weyerhaeuser Company, please see its periodic and current reports filed with the Securities and Exchange Commission (the “Commission”) under its Exchange Act File Number, 001-04825. Such reports and other information required to be filed pursuant to the Exchange Act, by Weyerhaeuser Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at “http://www.sec.gov” at which users can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval system, or “EDGAR.” Neither Structured Products Corporation nor the trustee has participated in the preparation of such reporting documents, or made any due diligence investigation with respect to the information provided therein. Neither Structured Products Corporation nor the trustee has verified the accuracy or completeness of such documents or reports. There can be no assurance that events affecting Weyerhaeuser Company, or the underlying securities of the trust have not occurred or have not yet been publicly disclosed that would affect the accuracy or completeness of the publicly available documents described above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ John W. Dickey
_________________________________
Name: John W. Dickey______________
Title: Authorized Signatory

May 16, 2007

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